                                                                   Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE                       Company Contact:
                                            Arthur A. Koch, Jr.
                                            Chief Operating Officer
                                            (302) 456-6789
                                            www.sdix.com
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                                            Investor Relations Contact:
                                            Lippert/Heilshorn & Associates, Inc.
                                            William A. Walkowiak, CFA
                                            Klea Theoharis
                                            (212) 838-3777
                                            klea@lhai.com
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                 Strategic Diagnostics Updates Outlook for 2002


NEWARK, Del., April 8, 2002 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, reported today that revenues for the first quarter of 2002 are expected to be $5.7 to $5.8 million and will result in a loss of approximately $0.03 per share after a gain of $212,000 or $0.01 per share from certain real estate transactions, including the sale of certain property in California. The Company expects the second quarter of 2002 to improve slightly over the first quarter and continues to anticipate strong growth in sales and a return to profitability, along with strong growth in net income for the second half of the year.

Several key factors are contributing to this outlook. The first quarter of the year is historically the seasonal slowest quarter in both the water and agricultural market segments, as winter months are not conducive to field testing. Sales of Microtox instruments are still strong, increasing the demand for additional reagent sales on an ongoing basis; however, sales of Cry9C, or StarLink(TM), tests are trending lower than in the first half of 2001 as StarLink(TM) is being removed from the agricultural complex.

In the second half of the year the Company expects revenues to increase from the introduction of several key products. The previously announced project to develop food pathogen tests in a lateral flow format is progressing. In fact, the E.coli project is running ahead of schedule and the performance characteristics are exceeding design specifications. Moreover, the Company is collaborating to develop a handheld instrument in concert with the lateral flow assay to meet the market need for unequivocal results in the least amount of time. The Company believes this product, in combination with an instrument, will result in an innovation in pathogen testing that will create significant demand.

In addition to the anticipated introduction of three food-borne pathogen lateral flow assays (E. coli, salmonella and listeria) in the second and third quarters, the Company expects to release a test in the third quarter of this year, developed in collaboration with Molecular Circuitry and McDonald's Corporation to detect unapproved proteins (linked to the transmission of BSE or Mad Cow Disease) in animal feed.

Commenting on the company's outlook, President and CEO Richard C. Birkmeyer said, "We continue to focus on the long term and continue to invest in several new products. While these investments mean reported losses in the first half of the year, they are expediting our growth for the long term. For example, the preliminary response from the marketplace has been very strong for a fast, easy-to-use food pathogen test that results in accurate reliable results. We are working to meet this demand by bringing our lateral-flow strip test to market as soon as possible."

Mr. Birkmeyer continued, "The work we are doing on tests for animal feed is also significant. We believe this tool will allow producers and consumers to purchase beef and beef products with confidence and we continue to believe the market opportunity will be substantial. Development of these products remains on schedule.

About Strategic Diagnostics Inc.
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check(TM), GMO QuickCheck(TM), and GMO Check(TM) are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.